WILSHIRE VARIABLE INSURANCE TRUST
Written Instrument Changing the Name of the Balanced Fund
The undersigned, the Trustees of the Wilshire Variable Insurance Trust (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated November 7, 1996 (the “Declaration of Trust”), pursuant to Section 9.3 Article IX of the Declaration of Trust, do hereby execute this written instrument to change the name of the “Balanced Fund”, a series of the Trust, to the “Wilshire Global Allocation Fund,” effective as of September 22, 2014, in conformity with the resolutions effecting such name change that were adopted by the Board of Trustees of the Trust on May 16, 2014.
IN WITNESS WHEREOF, the undersigned have this 16th day of May, 2014 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ Margaret M. Cannella Margaret M. Cannella	/s/ Suanne K. Luhn Suanne K. Luhn
/s/ Roger A. Formisano Roger A. Formisano	/s/ George J. Zock George J. Zock
/s/ Edward Gubman Edward Gubman

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